Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer

CSG Systems

Phone: (303) 804-4065

E-mail: liz_bauer@csgsystems.com

Carrie Schafer

CSG Systems

Phone: (303) 804-4075

E-mail: carrie_schafer@csgsystems.com

CSG Systems International Revises

First Quarter Outlook

ENGLEWOOD, Colo. (April 14, 2003) — CSG Systems International (NASDAQ: CSGS) announced today that it expects its first quarter 2003 revenue and earnings to be below its guidance provided in January 2003. The Company anticipates that revenues for the first quarter will range between $140 million and $142 million, compared to previously provided guidance of $144 million to $152 million. Revenues are expected to be less than previously anticipated primarily due to lower expected software maintenance revenues of approximately $4.5 million, and due to lower expected revenues from professional services of approximately $3 million, with this decrease primarily due to delays in a large implementation project, which was discussed in the Company’s 2002 Form 10-K dated March 28, 2003.

The Company anticipates first quarter net income will range between $0.16 to $0.18 per diluted share, primarily as a result of its lower expectations for revenue. In addition to the impact of lower revenues, this amount reflects approximately $3 million, or $0.04 per diluted share, for restructuring charges related to involuntary employee termination benefits and facility abandonments. The Company’s previous guidance of $0.24 to $0.27 per diluted share provided in January did not include any expectations of restructuring charges of $0.04 per diluted share. Final first quarter results will be provided on April 29th.

“We are disappointed in these results,” Neal Hansen, Chairman and Chief Executive Officer, said.

Peter Kalan, Chief Financial Officer, added, “In spite of the disappointing results on the revenue side of the house, we continued to manage our expenses in line with the slowdown in spending by carriers. We expect that our expenses will come in on the low end of our guidance of $120 million to $125 million.”

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CSG Systems International

April 14, 2003

The Company will not be holding a special conference call to discuss its revised financial guidance for the first quarter of 2003. Rather, the Company will hold its regularly scheduled conference call on Tuesday, April 29th at 5 p.m. EST. The dial-in number for the call is (303) 262-2130. A replay of the conference call will be available until midnight on May 6th and can be accessed by dialing (303) 590-3000, passcode 531881. In addition, the call be simulcast and archived on the Internet at http://www.csgsystems.com/ir overview.cfm (Real Player required).

About CSG Systems

With worldwide headquarters in Englewood, Colo., CSG Systems is a subsidiary of CSG Systems International, Inc. (NASDAQ: CSGS). CSG and its wholly owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, enables its clients to deliver high quality customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

Forward Looking Statement

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that is based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its contract with Comcast, which is set to expire in 2012, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. As the company has disclosed previously, CSG is currently in a dispute with Comcast concerning the contract between the companies. Should Comcast be successful in its claims, or in terminating the contract in whole or in part, it would have a material impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) CSG’s ability to successfully integrate the recently-acquired Kenan Business; 2) the continued acceptance of CSG CCS/BP, CSG Kenan/BP and their related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to expand and effectively operate its business internationally; 8) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 9) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 10) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; and 11) the depth and the duration of the current depressed state of the worldwide telecommunications industry and CSG’s ability to manage its expenses and investments during this downturn. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.